ARTICLES AND PLAN OF MERGER
                                       OF
                           MENDELL-DENVER CORPORATION
                                      INTO
                             SUNLIGHT SYSTEMS, LTD.

         THIS ARTICLE AND PLAN OF MERGER (the "Merger Agreement:") is made as of this 18th day of July, 1996, by and between Mendell-Denver Corporation, a corporation organized and existing under the laws of the State of Colorado, located at 370 Seventeenth Street, Suite 3290, Denver, Colorado 80202 ("Mendell") and Sunlight Systems, Ltd., a corporation organized and existing under the laws of the State of Nevada, located at 820 S. Colorado Boulevard, Denver, Colorado 80222 ("Sunlight").

                                    RECITALS

         WHEREAS, Mendell owns One Hundred Percent (100%) of the outstanding shares of Sunlight and desires to merge into Sunlight;

         WHEREAS, Sunlight is a party to a certain Agreement and Plan of Merger with Mendell dated as of July 18, 1996 (the "Merger Agreement") providing for, among other things, the merger of Mendell into Sunlight (the "Merger").

         WHEREAS, the Board of Directors of Mendell and Sunlight have determined that it is advisable and generally to the advantage and welfare of Mendell, Sunlight and their respective shareholders that Mendell be merged with and into Sunlight on the terms and conditions set forth in this Merger Agreement;

         WHEREAS, the respective Boards of Directors of Mendell and Sunlight, by resolutions dully adopted, have approved and adopted this Merger Agreement and directed that it be submitted to the shareholders of Mendell and Sunlight; and

         WHEREAS, the number of votes cast for the Merger Agreement by each voting group of Mendell and Sunlight entitled to vote separately on the merger was sufficient for approval by that voting group;

         NOW THEREFORE, in consideration of the Recitals and of the mutual provisions, agreements and covenants herein contained, Mendell and Sunlight hereby agree as follows:

                                    ARTICLE I

                Corporate Existence of the Surviving Corporation
                ------------------------------------------------

         At the Effective Time of the Merger, Mendell shall be merged with and into Sunlight which shall be the surviving corporation. The corporate identity, existence, purposes, powers, franchises, rights and immunities of Sunlight (hereinafter sometimes referred to as the "Surviving Corporation") shall continue unaffected and unimpaired by the Merger and the corporate identity, existence, purposes, powers, franchises, rights and immunities of Mendell shall be merged into the Surviving Corporation and the Surviving Corporation shall be fully vested therewith. The separate existence of Mendell, except insofar as


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

otherwise specifically provided by law, shall cease at the Effective Time of the Merger, whereupon Mendell and the Surviving Corporation shal be and become one single corporation.

                                   ARTICLE II

               Articles of Incorporation of Surviving Corporation
               --------------------------------------------------

         The Articles of Incorporation of Sunlight Systems, Ltd., as in effect immediately prior to the Effective Time of the Merger, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation.

                                   ARTICLE III

                         Bylaws of Surviving Corporation
                         -------------------------------

         The Bylaws of Sunlight as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until amended in accordance with law.

                                   ARTICLE IV

                 Directors and Officers of Surviving Corporation
                 -----------------------------------------------

         The duly qualified and acting directors and officers of Sunlight immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation, each such director or officer to hold office until the term for which he as previously been elected shall expire and until his successor has been elected and qualified.

                                    ARTICLE V

                        Conversion and Exchange of Shares
                         and Options to Purchase Shares
                         ------------------------------

         A. The manner of converting and exchanging the shares of each of Sunlight and Mendell shall be as follows:

            1. At the Effective Time of the Merger, each holder of Common Stock of Mendell shall have such holder's shares converted into one
                (1) common share of Sunlight for each five (5) shares of Mendell owned by holder.

            2. At the Effective Time of the Merger, each holder of an option to purchase Common Stock of Mendell shall have an option to purchase shares of the Common Stock of Sunlight (in the same 1-to-5 ratio as existing shareholders), subject to all of the other terms and conditions of the option.

            3. At the Effective Time of the Merger, all capital stock of Mendell owned by Mendell as treasury shares shall be canceled and such shares shall not be converted into shares of the Common Stock of Sunlight.


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



            4. No fractional shares of Sunlight Common Stock shall be issued in connection with the merger. Instead, each holder of record, at the Effective Date, of shares of Mendell Common Stock entitled to a fractional interest arising from the conversion of such shares shall receive a cash payment for such fractional share. The cash payment for such fractional share shall be based upon an assumed value of $0.05 per shares for Sunlight Common Stock.

         B. At or immediately following the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of Mendell's Common Stock shall surrender the same to Sunlight or its designated agent, and each such holder shall be entitled upon such surrender to receive in exchange therefor, a certificate or certificates representing the number of Sunlight's Common Stock into which the certificate or certificates so surrendered shall have been converted as aforesaid. Until surrendered to, and canceled by, Sunlight, each certificate which, prior to the Effective Time of the Merger, represented outstanding shares of Mendell's Common Stock shall be deemed for all corporate purposes to evidence the number of shares of Sunlight's Common Stock into which the same shall have been converted. Dividends on Common Stock of Mendell (if any are declared) payable after the Effective Time of the Merger with respect to such shares shall not be paid with respect thereto until the related Mendell certificate shall have been surrendered, whereupon they shall be paid without interest to the person in whose name Sunlight's certificates are issued. Notwithstanding the foregoing, any shareholder of Mendell who lawfully elects to exercise his right to dissent from the Merger in accordance with Sections 7-113-101 through 7-113-209 of the Colorado Business Corporation Act will not be deemed to have converted his shares of Mendell into shares of Sunlight until such time as that shareholder is no longer entitled to payment for his shares. At that time, shares of Mendell shall be deemed converted into shares of Sunlight as foresaid as of the Effective Time.

         C. All shares acquired from dissenting Mendell shareholders, if any, pursuant to Sections 7-113-101 through 7-113-209 of the Colorado Business Corporation Act shall be canceled upon payment therefor.

         D. If prior to the Effective Time the outstanding shares of Mendell or Sunlight are decreased, increased, changed into, or exchanged for a different number or kind of shares of Mendell or Sunlight, as the case may be, through any transaction (including stock dividends, stock splits, reclassifications, etc.), then the number of shares of Sunlight Common Stock to be received by each shareholder of Mendell at the Effective Time shall be appropriately adjusted.

                                   ARTICLE VI

                              Effect of the Merger
                              --------------------

         At the Effective Time of the Merger, the Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy, all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of both Sunlight and Mendell, and all the rights, privileges, immunities, powers and franchises of both Sunlight and Mendell, and all property, real, personal and mixed, tangible or intangible, and all debts due to both Mendell and Sunlight on whatever account, for stock subscriptions as well as for all other things in action or belonging to each of said corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter, effectually the property of the Surviving Corporation as they were of both Sunlight and Mendell, and the title to or any interest in any real estate vested by deed or otherwise in both Sunlight and Mendell shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights or creditors and liens upon any property of either Sunlight or Mendell shall be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Time of the Merger, and all debts, liabilities and duties of both Sunlight and Mendell, respectively, shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

                                   ARTICLE VII

                          Effective Time of the Merger
                          ----------------------------

         The "Effective Time" of the Merger shall be the date and time that this Agreement and Plan of Merger is filed with the Secretary of State of the State of Nevada, which date complies with Section 7-111-104(5) of the Colorado Business Corporation Act.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement and Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed, all as of the day and year first above written.


                                        MENDELL-DENVER CORPORATION


                                             /s/ Patricia E. Johnston
                                        By:  _______________________________
                                             Patricia E. Johnston, President

                                        Attest:

                                        /s/ Kristi J. Kampmann
                                        _______________________________________
                                        Kristi J. Kampmann, Assistant Secretary


                                        SUNLIGHT SYSTEMS, LTD.


                                             /s/ Patricia E. Johnston
                                        By:  _______________________________
                                             Patricia E. Johnston, President

                                        Attest:

                                       /s/ Cheri L. Perry
                                       ____________________________________
                                        Cheri L. Perry, Secretary



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

STATE OF COLORADO              )
                               ) ss.
COUNTY OF ARAPAHOE             )

     The foregoing  instrument was acknowledged  before me this 16 day of July,
1996  by  Patricia  E.  Johnston  and  Kristi  J.  Kampmann,   respectively,  of
Mendell-Denver   Corporation,   a  Colorado   corporation,   on  behalf  of  the
corporation.


                                             /s/ Glenda G. Schroeder
                                             -----------------------------------
                                             Notary Public



My commission expires May 31, 1998


STATE OF COLORADO              )
                               ) ss.
COUNTY OF ARAPAHOE             )

     The foregoing instrument was acknowledged before me this 16 day of July, 1996 by Patricia E. Johnston and Cheri L. Perry, respectively, of Sunlight Systems, Ltd., a Nevada corporation, on behalf of the corporation.


                                             /s/ Glenda G. Schroeder
                                             -----------------------------------
                                             Notary Public



My commission expires May 31, 1998



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